UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 25, 2022

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1	902 Broadway, 20th Floor New York, New York, USA 10010
(905) 403-6500	(212) 821-0100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name on each exchange on which registered
Common Shares, no par value	IMAX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2022, IMAX Corporation (the “Company”) entered into a Sixth Amended and Restated Credit Agreement (the “New Credit Agreement”) with Wells Fargo Bank, National Association, as agent, and a syndicate of lenders party thereto. The New Credit Agreement maintains the Company’s revolving borrowing capacity at $300 million, and also contains an uncommitted accordion feature allowing the Company to further expand its borrowing capacity to $440 million or greater, in the form of revolving loans and/or term loans under the incremental facility and subject to conditions set forth in the New Credit Agreement. The facility under the New Credit Agreement (the “New Facility”) matures on March 25, 2027.

Until the tenth business day after the delivery of the compliance certificate for the first fiscal quarter ending after the end of the “Designated Period” thereunder, loans under the New Facility will bear interest, at the Company’s option, at (i) with respect to loans on which interest is payable by reference to Term SOFR, Eurocurrency Rate or the CDOR Rate, such rate plus a margin of 2.50%; or (ii) with respect to loans on which interest is payable by reference to the U.S. base rate or the Canadian prime rate, such rate plus a margin of 1.75%.

Following the end of the “Designated Period” thereunder, loans under the New Facility will bear interest, at the Company’s option, at (i) Term SOFR, Eurocurrency Rate or CDOR rate plus a margin ranging from 1.00% to 1.75% per annum; or (ii) the U.S. base rate or the Canadian prime rate plus a margin ranging from 0.25% to 1.00% per annum, in each case depending on the Company’s total leverage ratio. In no event will Term SOFR, Eurocurrency Rate or CDOR rate be less than 0.00% per annum.

The New Credit Agreement requires that the Company maintain a maximum senior secured net leverage ratio of 3.25:1.00, which is tested on the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2022. The New Credit Agreement also contains a $75 million minimum liquidity covenant, measured at the end of each calendar month, which covenant will remain in effect solely during the Designated Period. In addition, the New Credit Agreement contains customary affirmative and negative covenants for a transaction of this type, including covenants that limit indebtedness, liens, capital expenditures, asset sales, investments and restricted payments, in each case subject to negotiated exceptions and baskets. The New Credit Agreement also contains representations, warranties and event of default provisions customary for a transaction of this type.

The Company’s obligations under the New Credit Agreement are guaranteed by certain of the Company’s subsidiaries (the “Guarantors”), and are secured by first-priority security interests in substantially all of the assets of the Company and the Guarantors.

The Company intends to use the proceeds under the facility to finance ongoing working capital requirements and for other general corporate purposes. At closing, the Company did not have any amounts drawn under the New Facility.

Wells Fargo Securities, LLC, served as sole lead arranger; Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A. served as joint bookrunners; JPMorgan Chase Bank, N.A. served as syndication agent; and Bank of America, N.A., HSBC Bank Canada and National Bank of Canada served as co-documentation agents.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the Sixth Amended and Restated Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Date: March 28, 2022	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
Chief Legal Officer and Senior Executive Vice President

	By:	/s/ Joseph Sparacio
	Name:	Joseph Sparacio
Interim Chief Financial Officer